Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Sunworks, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Sunworks, Inc. for the year ended December 31, 2020.

/s/ Liggett & Webb, P.A.

New York, NY
July 13, 2021